                                (FRIEDMAN'S LOGO)


FOR IMMEDIATE RELEASE

Contact:    Barrett Godsey / Jeremy Jacobs
            Joele Frank, Wilkinson Brimmer Katcher

Contact Telephone Number: 212-355-4449

                        STERLING BRINKLEY STEPS DOWN FROM
                          FRIEDMAN'S BOARD OF DIRECTORS

SAVANNAH, Georgia (December 23, 2003) - Friedman's Inc. (NYSE: FRM) announced today that Sterling Brinkley has resigned his positions as an executive officer and as a member of Friedman's Board of Directors. Mr. Brinkley will assume the position of interim Chief Executive Officer of Crescent Jewelers, Friedman's west coast affiliate, and will continue to serve on Crescent's Board of Directors.

      Mr. Brinkley said, "I am proud of my long association with Friedman's. It is a fine company with many talented people and a strong market position. I am now looking forward to focusing my full attention and efforts on managing Crescent until the Crescent board selects a new chief executive officer."

      Robert Cruickshank, Friedman's non-executive Chairman, said, "We appreciate Sterling's many contributions to Friedman's and we wish him well at Crescent and in all of his future endeavors."

      Friedman's Inc. is a leading specialty retailer of fine jewelry based in Savannah, Georgia. The Company is the leading operator of fine jewelry stores located in power strip centers. At December 8, 2003, Friedman's Inc. operated a total of 710 stores in 20 states, of which 482 were located in power strip centers and 228 were located in regional malls. Friedman's Class A Common Stock is traded on the New York Stock Exchange (NYSE Symbol, FRM). As of December 8, 2003, Crescent Jewelers, the Company's west coast affiliate, operated 179 stores in six western states, 102 of which were located in regional malls and 77 of which were located in power strip centers. On a combined basis, Friedman's and Crescent operate 889 stores in 25 states of which 559 were located in power strip centers and 330 were located in regional malls.

                         *******************************

      Some of the statements included in this press release, particularly those anticipating future financial performance, business prospects, growth and operating strategies and similar matters, are forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Among the factors that could cause actual results to differ materially from the estimates provided are the following: the final results of the audit including the review of the calculation of our allowance for doubtful accounts; the effect of the restatement on our credit facilities, including funding availability there under and our relationship with our lenders; the effect of the restatement on our future earnings, including any adjustments to previously announced earnings forecasts; and other risk factors identified from time to time in our SEC reports, including, but not limited to, the report on Form 10-K for the year ended September 28, 2002.